EXHIBIT 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement, dated as of September 25, 2015 (this “Agreement”), by and between USH Distribution Corp., a U.S. corporation formed in the state of Oklahoma with business address located at 5930 Royal Lane, Suite E211, Dallas, Texas, 75230 (“USH”), and M&M Sourcing Sdn Bhd., an entity formed under the laws of Malaysia with business address located at #75 Jalan USJ9/5B, Subang Jaya, Selangor 47620, Malaysia (“M&M,” and together with USH, the “Parties,” and individually a “Party”).

WHEREAS, USH and M&M have jointly formed Lahva, Inc., a Nevada corporation (“Lahva” or the “Company”), for the purposes of acting as the U.S. based representative of M&M to provide apparel sourcing services to U.S. based brands and retailers, develop in-house apparel brands and invest in and develop non in-house apparel brands (the “Joint Venture”).

WHEREAS, this Agreement sets out the terms of the Joint Venture and timetable for implementation.

Article I

BUSINESS OF THE COMPANY

The Parties have entered into this Joint Venture for the purposes of acting as the U.S. based representative of M&M to provide apparel sourcing services to U.S. based brands and retailers, develop in-house apparel brands and invest in and develop non in-house apparel brands.

Article II

STRUCTURE

Section 2.01 The business Joint Venture will be conducted through the Company, but the Parties may agree on a different structure if it becomes necessary or desirable for commercial or other reasons.

Section 2.02 The headquarters of the Company will be based at the business address of USH.

Section 2.03 The authorized capital stock of the Company shall consist of 75,000 total shares (the “Shares”) further consisting of 50,000 shares common stock, par value $0.0001 per share (the “Common Stock”) plus 25,000 shares preferred stock, par value $0.0001 per share (the “Preferred Stock”).

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Section 2.04 Each Party will own the initial share capital of the Company as follows:

Party:	Share Capital Percentage:
USH	40%
M&M	60%

Article III

CONTRIBUTIONS TO THE JOINT VENTURE

Section 3.01 As consideration for the Shares in the Company to USH at closing, USH shall provide services to the Joint Venture (the “USH Responsibilities”) including but not limited to the following:

(a)	Management mentoring;

(b)	Mentoring to brand designers and entrepreneurs;

(c)	Sales consulting;

(d)	Sales support;

(e)	Business advisory services;

(f)	U.S. market advisory services;

(g)	Introductions to U.S. business contacts; and

(h)	Use of USH offices, warehouses and business mailing address.

Section 3.02 As consideration for the Shares in the Company to M&M at closing, M&M shall provide services to the Joint Venture (the “M&M Responsibilities”) including but not limited to the following:

(a)	Management mentoring;

(b)	Mentoring to brand designers and entrepreneurs;

(c)	Client management;

(d)	Apparel production and supply chain development consulting; and

(e)	Business advisory services.

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Section 3.03 In addition to the foregoing, the Company may pay the Parties for their respective services rendered to the Joint Venture, as determined by the Company.

Article IV

CONDITIONS AND APPROVALS

The proposed Joint Venture will be conditional on:

(a) the board of directors of both Parties approving the Joint Venture;

(b) any third Party, regulatory or tax consents required for the Joint Venture being received in terms satisfactory to both Parties;

(c) there not having occurred any material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of USH or M&M between the signing of this Agreement and closing; and

(d) no legislation or regulation being proposed or passed that would prohibit or materially restrict the implementation of this Agreement or the participation in the Joint Venture of either Party.

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of USH. USH represents and warrants to M&M that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of its formation;

(b)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement, and to perform its obligations hereunder;

(d) the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by USH, have been duly authorized by all necessary corporate action on the part of USH;

(e) the execution, delivery and performance of this Agreement by USH will not violate, conflict with, require consent under or result in any breach or default under (i) any of USH’s organizational documents (including its certificate of incorporation and by-laws), (ii) any applicable Law or (iii) the provisions of any contract or agreement to which USH is a Party or to which any of its material assets are bound;

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(f) this Agreement has been executed and delivered by USH and (assuming due authorization, execution and delivery by M&M, constitutes the legal, valid and binding obligation of USH, enforceable against USH in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

(g) it is in material compliance with all applicable laws relating to this Agreement and the operation of its business;

(h) it has all of the requisite resources, skill, experience and qualifications to perform all of the services under this Agreement;

Section 5.02 Representations and Warranties of M&M. M&M represents and warrants to USH that:

(i) it is a corporation duly organized, validly existing and in good standing under the laws of its formation;

(j)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(k) it has the full right, corporate power and authority to enter into this Agreement, and to perform its obligations hereunder;

(l) the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by M&M, have been duly authorized by all necessary corporate action on the part of M&M;

(m) the execution, delivery and performance of this Agreement by M&M will not violate, conflict with, require consent under or result in any breach or default under (i) any of M&M’s organizational documents (including its certificate of incorporation and by-laws), (ii) any applicable Law or (iii) the provisions of any contract or agreement to which M&M is a Party or to which any of its material assets are bound;

(n) this Agreement has been executed and delivered by M&M and (assuming due authorization, execution and delivery by USH, constitutes the legal, valid and binding obligation of M&M, , enforceable against M&M in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

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(o) it is in material compliance with all applicable laws relating to this Agreement and the operation of its business; and

(p) it has all of the requisite resources, skill, experience and qualifications to perform all of the services under this Agreement.

Article VI

ACCOUNTS

Section 6.01 The financial year end of the Company will be December 31.

Section 6.02 The accounts of the Company will be prepared in accordance with U.S. generally acceptable accounting principles (GAAP) and the first auditors of the Company will be GBH CPA’s PC.

Section 6.03 The management of the Company will prepare an annual business plan for approval by the Parties as shareholders (“Shareholders”) and quarterly management accounts, which will be sent to the Parties as Shareholders (together with such other financial and operational information as they may reasonably require from time to time). The first business plan will be prepared by the Company and adopted by the Company within 90 days of closing.

Article VII

MANAGEMENT

Section 7.01 The board of directors of the Company (the “Board of Directors”) shall have three members, one of whom shall be appointed by USH (the “USH Board Representative”) and two by M&M (the “M&M Board Representatives”). No board resolution will be passed without at least a majority of the board voting in favor of it.

Section 7.02 The M&M Board Representatives shall appoint the executive officers of the Company.

Section 7.03 The executive officers will be responsible for the day to day management of the Company, but the following issues will be reserved for agreement between the shareholders, in accordance with the bylaws of the Company:

(a) altering the name of the Company;

(b) altering any articles of incorporation or bylaws of the Company;

(c) adopting or amending the business plan for each financial year; and

(d) other reserved matters.

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Article VIII

RESTRICTIONS ON PARTIES

No Shareholder of the Company shall compete with the business of the Company or solicit its customers.

Article IX

TRANSFER OF SHARES

Neither Party may transfer, give, convey, sell, pledge, bequeath, donate, assign, encumber or otherwise dispose of any Shares except pursuant to this Agreement.

Section 9.01 Transfer to Others. Any Shareholder desiring to dispose of some or all of its Shares may do so only pursuant to a bona fide offer to purchase (the “Offer”) and after compliance with the following provisions. Such Shareholder (the “Offering Shareholder”) shall first give written notice to the Company and the other Shareholders (the “Continuing Shareholders”) of its intention to dispose of its Shares, identifying the number of Shares it desires to dispose of, the proposed purchase price per Share and the name of the proposed purchaser and attaching an exact copy of the Offer received by such Shareholder.

(a) The Company's Right to Purchase. The Company shall have the exclusive right to purchase all of the Shares which the Offering Shareholder proposes to sell at the proposed purchase price per Share. The Company shall exercise this right to purchase by giving written notice to the Offering Shareholder with a copy thereof to each of the Continuing Shareholders within thirty (30) days after receipt of the notice from the Offering Shareholder (the “30 Day Period”) that the Company elects to purchase the Shares subject to the Offer and setting forth a date and time for closing which shall be not later than ninety (90) days after the date of such notice from the Company. At the time of closing, the Offering Shareholder shall deliver to the Company certificates representing the Shares to be sold, together with stock powers duly endorsed in blank. The Shares shall be delivered by the Offering Shareholder free of any and all liens and encumbrances. All transfer taxes and documentary stamps shall be paid by the Offering Shareholder.

(b) The Continuing Shareholders Right to Purchase. If the Company fails to exercise its right to purchase pursuant toSection 9.01(a)above, the Continuing Shareholders shall have the right for an additional period of thirty (30) days (the “Additional 30 Day Period”) commencing at the expiration of the 30 Day Period to purchase the Shares which the Offering Shareholder proposes to sell at the proposed purchase price per Share. The Continuing Shareholders shall exercise this right to purchase by giving written notice to the Offering Shareholder prior to the expiration of the Additional 30 Day Period that they elect to purchase its Shares and setting forth a date and time for closing which shall be not later than ninety (90) days after the expiration of the Additional 30 Day Period. Any purchase of Shares by all or some of the Continuing Shareholders shall be made in such proportion as they might agree among themselves or, in the absence of any such agreement, pro rata in proportion to their ownership of Shares of the Company (excluding the Offering Shareholder's Shares) at the time of such offer, but in any event one or more of the Continuing Shareholders must agree to purchase all the Shares which the Offering Shareholder proposes to sell. At the time of closing, the Offering Shareholder shall deliver to buyer certificates representing the Shares to be sold, together with stock powers duly endorsed in blank. Said Shares shall be delivered by the Offering Shareholder free and clear of any and all liens and encumbrances. All transfer taxes and documentary stamps shall be paid by the Offering Shareholder.

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(c) Sale to Third Party. If either the Company or some or all of the Continuing Shareholders do not elect to purchase all of the Shares which the Offering Shareholder proposes to sell, the Offering Shareholder may accept the Offer which the Offering Shareholder mailed with its notice to the Company and transfer all (but not less than all) of the Shares which he proposes to sell pursuant thereto on the same terms and conditions set forth in such Offer, provided that any transferee of such Shares shall be bound by this Agreement and further provided that if such sale is not completed within one hundred twenty (120) days after the date notice is received by the Company, all such Shares shall again become subject to the restrictions and provisions of this Agreement.

Section 9.02 Right of First Refusal

(a) Except in the case of Excluded Securities (as defined below), the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any: (i) shares of Common Stock or any other equity security of the Company which is convertible into Common Stock or any other equity security of the Company; (ii) any debt security of the Company which is convertible into Common Stock or any other equity security of the Company; or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell to each Shareholder, pro rata in proportion to such Shareholder's then ownership of Shares of the Company, such securities (the “Offered Securities”) (and to sell thereto such Offered Securities not subscribed for by the other Shareholders as hereinafter provided), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Shareholder (the “Stock Offer”), which Stock Offer by its terms shall remain open and irrevocable for a period of ten days (subject to extension pursuant to the last sentence of Section 9.02(b) below) from the date it is delivered by the Company to the Shareholder.

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(b) Notice of each Shareholder's intention to accept, in whole or in part, a Stock Offer shall be evidenced by a writing signed by such Shareholder and delivered to the Company prior to the end of the ten day period of such Stock Offer, setting forth such portion of the Offered Securities as such Shareholder elects to purchase (the “Notice of Acceptance”). If any Shareholder shall subscribe for less than its pro rata share of the Offered Securities to be sold, the other subscribing Shareholders shall be entitled to purchase the balance of that Shareholder's pro rata share in the same proportion in which they were entitled to purchase the Offered Securities in the first instance (excluding for such purposes such Shareholder), provided any such other Shareholder elected by a Notice of Acceptance to purchase all of its pro rata share of the Offered Securities. The Company shall notify each Shareholder within five days following the expiration of the ten day period described above of the amount of Offered Securities which each Shareholder may purchase pursuant to the foregoing sentence, and each Shareholder shall then have ten days from the delivery of such notice to indicate such additional amount, if any, that such Shareholder wishes to purchase.

(c) In the event that Notices of Acceptance are not given by the Shareholders in respect of all the Offered Securities, the Company shall have 120 days from the expiration of the foregoing ten day or 25 day period, whichever is applicable, to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Shareholders (the “Refused Securities”) to any other person or persons, but only upon terms and conditions in all respects, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Company than those set forth in the Stock Offer. Upon the closing, which shall include full payment to the Company, of the sale to such other person or persons of all the Refused Securities, the Shareholders shall purchase from the Company, and the Company shall sell to the Shareholders the Offered Securities in respect of which Notices of Acceptance were delivered to the Company by the Shareholders, at the terms specified in the Stock Offer.

(d) The rights of the Shareholders under this Section 9.02 shall not apply to the following securities (the “Excluded Securities”):

(i) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of the outstanding shares of Common Stock;

(ii) Securities issued pursuant to the acquisition by the Company of another corporation to the stockholders of such other corporation by merger or purchase of substantially all of the assets whereby the Company owns not less than a majority of the voting power of such other corporation; and

(iii) Common Stock issued in connection with a firm underwritten public offering of shares of Common Stock, registered pursuant to the Securities Act.

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Section 9.03 Forced Sale.

(i) M&M shall have the right and option upon the written declaration (a “Declaration”) by such Shareholder to USH to purchase all, but not less than all, of the Shares held by USH, and USH shall have the obligation to sell M&M such shares.

(ii) M&M shall exercise any option provided for in this within thirty (30) days after delivery of the Declaration. Any closing of the sale of Shares pursuant to this Section 9.03 must occur within thirty (30) days after receipt of the Declaration.

(iii) The purchase price for the Shares held by USH shall be determined by USH’s pro rata portion of three times the Company’s EBITDA (as determined by the auditors of the Company) for the prior 12 months and shall be paid at the closing.

Article X

EXCLUSIVE RIGHTS

(a) At any time during the term of this Agreement, and subject to the terms and conditions specified in this Article X, USH shall have the exclusive right of first offer (“ROFO”) to provide consignment sales to the Joint Venture’s new customers (“Customers”). The Company shall give written notice (the "Notice") to USH specifying all of the relevant information about the Customer and shall be irrevocable for a period of ten business days (the "ROFO Notice Period"). Upon receipt of the Notice, USH shall have a period of ten business days (the "ROFO Notice Period") to make a written consignment offer to the Customer (“Offer”). If USH does not deliver an Offer to the Customer during the ROFO Notice Period, the exclusive right under this Article X shall be deemed to be waived.

(b) During the term of this Agreement, M&M shall have the exclusive right to provide international sourcing services to the Joint Venture’s sourcing clients and brands (both in-house and non-in-house).

Article XI

TERMINATION AND LIQUIDATION

Section 11.01 This Agreement may be terminated at any time upon the mutual agreement of the Parties.

Section 11.02 If either Party materially breaches this Agreement, files for bankruptcy protection (voluntary or involuntary), becomes insolvent or is subject to a change of control, the other Party shall be entitled to purchase its shares in the Company at a price to be determined by an independent expert.

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Section 11.03 If the Company is wound up, the Parties will endeavour to ensure that assets contributed by each Party will, so far as possible, be transferred back to that Party.

Article XII

MISCELLANEOUS

Section 12.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 12.02 Attorneys' Fees. In the event that any Party institutes any legal suit, action or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement) arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including actual attorneys' fees and expenses and court costs.

Section 12.03 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a "Notice") shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

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Section 12.05 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.08 Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other agreement, the statements in the body of this Agreement shall control.

Section 12.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

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Section 12.10 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.11 Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 12.12 Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13 Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.

Section 12.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and permitted assigns.

Section 12.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.16 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

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Section 12.17 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or shall be instituted in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the City of Carson City, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 12.18 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

Section 12.19 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.20 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party's reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and [(i) shortage of adequate power or transportation facilities.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

USH DISTRIBUTION, CORP.

By:	/s/ Josh Whitaker
Name:	Josh Whitaker
Title:	President

M&M SOURCING SDN BHD

By:	/s/ Mofizul Kareem
Name:	Mofizul Kareem
Title:	Managing Director

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